Exhibit 12

LONE STAR INDUSTRIES, INC.
Statement Re Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in thousands)


                                                                  Predecessor
                                      Successor Company              Company

                               For the      For the     For the  |  For the
                           Three Months  Three Months  Six Months|Three Months
                                Ended        Ended       Ended   |    Ended
                               June 30,     June 30,    June 30, |  March 31,
                                1995          1994        1995   |     1994
                            (Unaudited)   (Unaudited) (Unaudited)|
                                                                 |
Earnings Available:                                              |
                                                                 |
  Income (loss) before provision                                 |
        for income taxes         $ 18,667   $ 11,999    $ 10,848 |  ($ 3,170)
                                                                 |
  Less: Excess of earnings over                                  |
        dividends of less than fifty                             |
        percent owned companies    (1,551)    (1,269)     (2,224)|       (75)
                                                                 |
        Capitalized interest          (40)       (40)        (61)|       (38)
                                 $ 17,076   $ 10,690     $ 8,563 |   $(3,283)
                                                                 |
Fixed Charges:                                                   |
                                                                 |
  Interest expense (including                                    |
        capitalized interest) and                                |
        amortization of debt                                     |
        discount and expenses     $ 2,376    $ 2,259     $ 4,738 |    $  271
                                                                 |
  Portion of rent expense                                        |
        representative of an                                     |
        interest factor               544        447       1,087 |       600
                                                                 |
Total Fixed Charges                 2,920      2,706       5,825 |       871
                                 ________   ________    ________ |   _______
Total Earnings Available         $ 19,996   $ 13,396    $ 14,388 |   ($2,412)
                                                                 |
                                                                 |
Ratio of Earnings to Fixed                                       |
  Charges                            6.85X      4.95X       2.47X|     n/m
                                                                 |
                                                                 |
Earnings deficiency              $      0   $      0    $      0 |   ($3,283)